Exhibit 99.1

Press Release

*FOR IMMEDIATE RELEASE*

OCEAN SHORE HOLDING CO. TO ACQUIRE

CBHC FINANCIALCORP, INC.

Ocean City, New Jersey, February 15, 2011 — Ocean Shore Holding Co. (Nasdaq: OSHC), the holding company for Ocean City Home Bank, announced today that it has signed a definitive merger agreement with CBHC Financialcorp, Inc. under which Ocean Shore Holding will acquire CBHC in a transaction valued at approximately $11.9 million. CBHC is the holding company for Select Bank, a $135 million bank located in Egg Harbor City, New Jersey.

The transaction will expand Ocean City Home Bank’s market presence in Atlantic County, particularly in Egg Harbor City and Hammonton, where Ocean City Home currently does not maintain branches. Following completion of the transaction and consolidation of overlapping offices, Ocean Shore will have consolidated assets of more than $1 billion and a branch network of 12 full service offices. Ocean City Home Bank will continue to be well capitalized under applicable regulatory requirements following completion of the transaction.

Under the terms of the agreement, which has been unanimously approved by the boards of directors of both companies, stockholders of CBHC will receive $15.50 in cash for each share they hold. Based upon CBHC’s preliminary December 31, 2010 financial information, the purchase price represents approximately 130% of CBHC’s tangible book value and 10.3 times 2010 earnings per share. The transaction is expected to be 5-6% dilutive to Ocean Shore’s tangible book value at closing and immediately accretive to Ocean Shore’s earnings per share.

The merger is subject to certain conditions, including the approval of the shareholders of CBHC and receipt of regulatory approval. The merger is expected to be completed in the second quarter or early in the third quarter of 2011.

Steven E. Brady, President and Chief Executive Officer of Ocean Shore, stated, “We are very pleased to announce our agreement for the acquisition of CBHC Financialcorp and Select Bank. We have known many of the officers and directors at Select Bank for years and are thrilled to be strengthening our presence in Atlantic County through this combination with their bank. We look forward to continuing to emphasize the personal service and community banking focus that Select Bank’s customers expect and appreciate.”

“We believe that this transaction is an excellent opportunity for our customers and the communities we serve,” said Scott T. Page, President and Chief Executive Officer of CBHC. “This merger allows us to preserve a community bank atmosphere and the high quality of service provided by our dedicated employees.”

Sandler O’Neill & Partners, L.P. acted as financial advisor to Ocean Shore in the transaction and Stifel, Nicolaus & Company, Incorporated acted as financial advisor to CBHC. Kilpatrick Townsend & Stockton LLP represented Ocean Shore while Luse Gorman Pomerenk & Schick, P.C. represented CBHC.

Ocean Shore Holding Co. is the holding company for Ocean City Home Bank, a federal savings bank headquartered in Ocean City, New Jersey. Ocean City Home Bank operates a total of ten full-service banking offices in eastern New Jersey.

CBHC Financialcorp, Inc. is the holding company for Select Bank. Select Bank operates five offices in Atlantic County, New Jersey.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements include statements regarding the anticipated closing date of the transaction and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Select Bank and Ocean City Home Bank, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Select Bank and Ocean City Home Bank are engaged, changes in the securities markets, and other risks and uncertainties disclosed from time to time in documents that Ocean City Home files with the Securities and Exchange Commission.

For further information contact:

Ocean Shore Holding Co.

Steven E. Brady

President and CEO

609-399-0012

CBHC Financialcorp, Inc.

Scott T. Page

President and CEO

609-965-7151

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